Exhibit 99.1

Contact:	Alexion Pharmaceuticals, Inc. Irving Adler Sr. Director, Corporate Communications 203-271-8210	Makovsky & Company Kristie Kuhl (Media) 212-508-9642	Rx Communications Rhonda Chiger (Investors) 917-322-2569

ALEXION REPORTS FIRST QUARTER 2009 RESULTS

Continued Steady Uptake of Soliris® For New PNH Patients in U.S. and Europe

Soliris Being Evaluated in Five Severe and Rare Disorders

2009 Guidance Reiterated

First Quarter 2009 Financial Highlights:

•	Soliris® (eculizumab) net product sales were $81.3 million in Q1 2009, compared to net product sales of $45.5 million in Q1 2008.

•	Q1 GAAP net income was $14.5 million, or $0.16 per share, compared to a GAAP net loss of $4.2 million, or $0.06 per share, in Q1 2008.

•	Q1 non-GAAP net income was $22.4 million, or $0.25 per share, compared to non-GAAP net income of $1.6 million, or $0.02 per share, in Q1 2008.

Cheshire, CT, April 23, 2008 – Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN) today announced financial results for the quarter ended March 31, 2009.

First Quarter 2009 Financial Results:

For the three months ended March 31, 2009, Alexion Pharmaceuticals, Inc. (“Alexion” or the “Company”) reported net product sales of Soliris® of $81.3 million, compared to $45.5 million for the same period in 2008. Soliris was approved in the United States and European Union in 2007 and is the only drug specifically indicated for the treatment of patients with paroxysmal nocturnal hemoglobinuria (“PNH”), an ultra-rare, debilitating and life-threatening blood disease.

The Company reports both GAAP and non-GAAP results. Non-GAAP results are equal to GAAP results excluding the impact of share-based compensation expense. The following summary table is provided for investors’ convenience. A further reconciliation and explanation of the GAAP to non-GAAP figures appears at the end of this announcement.

(In millions, except per-share data)

	Quarter Ended March 31,
	2009	2008
Net Product Sales	$81.3	$45.5

Contract Revenues	$0.0	$0.1

Total Revenues	$81.3	$45.6

GAAP Net Income (Loss)	14.5	(4.2)
Share-Based Compensation	7.9	5.9

Non-GAAP Net Income	$22.4	$1.6

GAAP Net Income (Loss) Per Share - Diluted	$0.16	$(0.06)
Non-GAAP Net Income Per Share - Diluted	$0.25	$0.02
Shares Used in Determining GAAP Income (Loss) Per Share	90.6	75.0
Shares Used in Determining Non-GAAP Income Per Share	91.9	78.2

First Quarter 2009 Non-GAAP Financial Results

The Company reported non-GAAP net income for Q1 2009 of $22.4 million, or $0.25 per share, compared to non-GAAP net income of $1.6 million, or $0.02 per share, in Q1 2008.

Alexion’s non-GAAP operating expenses for Q1 2009 were $47.8 million, compared to $39.5 million for Q1 2008. Non-GAAP research and development (“R&D”) expenses for Q1 2009 were $16.9 million, compared to $14.0 million for Q1 2008. The increase in R&D expenses in Q1 2009 is primarily the result of the expansion of the Company’s research and development programs. Non-GAAP selling, general and administrative (“SG&A”) expenses for Q1 2009 were $31.0 million, compared to $25.5 million for Q1 2008. The increase in non-GAAP SG&A expenses is primarily due to costs associated with the expansion of the Company’s commercial operations in the U.S., Europe, Asia-Pacific and Japan.

First Quarter 2009 GAAP Financial Results

On a GAAP basis, operating expenses for Q1 2009 were $55.7 million, compared to $45.4 million for Q1 2008. R&D expenses for Q1 2009 were $19.1 million, compared to $15.6 million for Q1 2008. The increase in R&D expenses in Q1 2009 is primarily the result of the expansion of the Company’s research and development programs. SG&A expenses were $36.7 million for Q1 2009, compared to $29.8 million for Q1 2008. The increase in GAAP SG&A expenses is primarily due to costs associated with the expansion of the Company’s commercial operations in the U.S., Europe, Asia-Pacific and Japan. Operating expenses for Q1 2009 included $7.9 million of share-based compensation expense, compared to $5.9 million in Q1 2008.

Alexion reported GAAP net income for the first quarter of 2009 of $14.5 million, or $0.16 per share, compared to a GAAP net loss of $4.2 million, or $0.06 per share, for Q1 2008.

Balance Sheet:

At March 31, 2009, the Company had $140.8 million in cash, cash equivalents, restricted cash and marketable securities, compared to $139.7 million at December 31, 2008. The outstanding balance on the Company’s $25 million revolving credit facility remained at zero throughout the first quarter.

“In the first quarter, in the U.S. and Europe, we provided the clinical benefits of Soliris to significant numbers of new patients. We observed increased awareness among physicians regarding PNH and its treatment options, combined with continued efficient access to Soliris for patients,” said Leonard Bell, M.D., Chief Executive Officer of Alexion. “Our steady growth and strong financial position enable us to make the necessary investments to provide the innovative complement-inhibition technology of Soliris to more patients with PNH in more countries, while progressing our pipeline programs to help patients with other severe and ultra-rare disorders.”

Expanding Access to Soliris for Patients with PNH in Additional Countries:

As previously announced, during Q1, Alexion reached important regulatory milestones in the geographic expansion of patient access to Soliris:

•	In Japan, Soliris received orphan drug designation in January, and the Company submitted a New Drug Application for Soliris to the Japanese healthcare authorities at the end of March.

•	In Canada, Health Canada approved Soliris with the same broad label that has helped patients to gain access to Soliris in the U.S. and Europe.

•	In Australia, the Therapeutic Goods Administration approved Soliris in February.

Pipeline:

Soliris as an Investigational Treatment for Patients with Other Ultra-Rare and Severe Diseases

With the FDA approval in 2007 of Soliris as a treatment for patients with PNH, a complement-inhibitor deficiency disease, Alexion became the first company to discover and then develop a terminal complement inhibitor into a commercial product. The Company is currently developing clinical programs to investigate the use of Soliris as a treatment for patients with other complement-inhibitor deficiency diseases, as well as those with other severe, complement-mediated conditions.

Clinical studies are being initiated in patients with two other ultra-rare, severe complement-inhibitor deficiency diseases: atypical hemolytic uremic syndrome (aHUS) and dense deposit disease, two diseases in which the lack of naturally occurring complement inhibitors can cause life-threatening kidney damage. Patient enrollment is continuing in a study of kidney transplant patients who are known to have a higher risk of organ rejection. Top-line data on the first cohort of these transplant patients is expected to be presented at the American Transplant Congress this spring.

In neurology, patients are being enrolled in a clinical study of Soliris as a treatment for patients with a resistant form of myasthenia gravis (MG), an ultra-rare, disabling and sometimes life-threatening complement-mediated neurologic disorder. In addition, patient dosing has commenced in an investigator-sponsored clinical trial evaluating the use of Soliris in patients with a second debilitating and ultra-rare neurologic disease, multifocal motor neuropathy.

Oncology Program

Patient enrollment and dosing is continuing in a Phase I/II study of Alexion’s novel, first-in-class humanized anti-CD200 monoclonal antibody, in patients with chronic lymphocytic leukemia (CLL). The Company plans to expand the investigation of its anti-CD200 antibody for patients with other cancers, particularly those with multiple myeloma, in the latter part of the year.

2009 Financial Guidance:

The Company is reiterating the 2009 financial guidance announced in February. Worldwide net product sales are expected to be within a range of $360 to $375 million. Gross margin is expected to be in the range of 87 to 89 percent. Excluding share-based compensation, R&D expenses in 2009 are anticipated to be in the range of $80 to $85 million, and selling, general and administrative expenses in the range of $140 to $150 million. The Company’s share-based compensation expense for the year is expected to be in a range of approximately $28 to $30 million. Taxes on non-GAAP income are expected to be in a range of five percent to seven percent. Alexion is reiterating guidance of $1.00 to $1.05 for non-GAAP diluted earnings per share for the year.

Conference Call/Web Cast Information

Alexion will host a conference call/webcast to discuss matters mentioned in this release. The call is scheduled for today, April 23, 2009, at 10:00 a.m., Eastern Time. To participate in this call, dial 719-325-4871, confirmation code 4042547, shortly before 10:00 a.m., Eastern Time. A replay of the call will be available for a limited period following the call, beginning at 1:00 p.m. Eastern Time. The replay number is 719-457-0820, confirmation code 4042547. The audio webcast can be accessed at www.alexionpharm.com.

About Soliris

Soliris has been approved by the U.S. Food and Drug Administration (March 2007), the European Commission (June 2007), Health Canada (January 2009) and Australia’s Therapeutic Goods Administration (February 2009) as the first treatment for all patients with PNH, an ultra-rare, debilitating and life-threatening blood disorder defined by hemolysis, or the destruction of red blood cells. All four jurisdictions reviewed and approved their respective marketing applications for Soliris under their priority review or accelerated assessment procedures, and all four have designated Soliris as an orphan drug.

In patients with PNH, hemolysis can cause life-threatening thromboses, recurrent pain, kidney disease, disabling fatigue, impaired quality of life, severe anemia, pulmonary hypertension, shortness of breath and intermittent episodes of dark-colored urine (hemoglobinuria). Soliris, or eculizumab, is the only treatment that blocks this hemolysis. Prior to these approvals, there were no therapies specifically available for the treatment of PNH. PNH treatment was limited to symptom management through periodic blood transfusions, non-specific immunosuppressive therapy and, infrequently, bone marrow transplantations — a procedure that carries its own substantial risks of mortality and morbidity. Alexion is committed to the objective that every patient with PNH who can benefit from Soliris will have access to Soliris.

About Alexion

Alexion Pharmaceuticals, Inc. is a biopharmaceutical company working to develop and deliver life-changing drug therapies for patients with serious and life-threatening medical conditions. Alexion is engaged in the discovery, development and commercialization of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic and kidney diseases, transplant, cancer, and autoimmune disorders. Soliris is Alexion’s first marketed product, approved in the U.S. and Europe in 2007, and Canada and Australia in 2009. Alexion is evaluating other potential indications for Soliris as well as other formulations of eculizumab for additional clinical indications, and is pursuing development of other antibody product candidates in early stages of development. This press release and further information about Alexion Pharmaceuticals, Inc. can be found at: www.alexionpharma.com.

This press release includes certain non-GAAP financial measures that involve adjustments to GAAP figures. Alexion believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Alexion’s past financial performance and its prospects for the future. The non-GAAP financial measures are included with the intent of providing both management and investors with a more complete understanding of underlying operational results and trends. In addition, these non-GAAP financial measures are among the primary indicators Alexion management uses for planning and forecasting purposes and measuring the company’s performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures. A reconciliation of the non-GAAP to GAAP figures follows this press release.

[ALXN-E]

This news release contains forward-looking statements, including statements related to guidance regarding anticipated financial results for 2009, assessment of the Company’s growth, financial position and commercialization efforts; potential benefits and commercial potential for Soliris; expectations with respect to timing of presenting clinical data in non-PNH indications; potential of Alexion’s complement-inhibition technology for treatment of diseases other than PNH; plans for expansion of clinical programs for CD200 and Soliris in non-PNH indications; progress in developing commercial infrastructure; interest about Soliris in the patient, physician and payor communities; awareness of PNH and its treatment options among physicians; and assessment of patient access. Forward-looking statements are subject to factors that may cause Alexion’s results and plans to differ from those expected, including for example, decisions of regulatory authorities regarding marketing approval or material limitations on the marketing of Soliris, delays in arranging satisfactory manufacturing capability and establishing commercial infrastructure, delays in developing or adverse changes in commercial relationships, the possibility that results of clinical trials are not predictive of safety and efficacy results of Soliris in broader patient populations, the possibility that initial results of commercialization are not predictive of future rates of adoption of Soliris, the risk that third parties won’t agree to license any necessary intellectual property to us on reasonable terms or at all, the risk that third party payors (including governmental agencies) will not reimburse for the use of Soliris at acceptable rates or at all, the risk that estimates regarding the number of PNH patients are inaccurate, the possibility that Alexion will not be able to expand the use of Soliris into new markets and for new indications, the risk that Alexion will not be able to successfully complete clinical and preclinical programs for its new product candidates, including CD200 and a variety of other risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion’s Annual Report on Form 10-K for the period ended December 31, 2008 and in our other filings with the Securities and Exchange Commission. Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

ALEXION PHARMACEUTICALS, INC.

Selected Financial Data

(Unaudited)

(Amounts in thousands, except per share amounts)

Consolidated Statements of Operations Data:	Three Months Ended March 31
	2009	2008
Revenues:
Net product sales	$81,267	$45,546

Contract research revenues	—	95

Total revenues	81,267	45,641

Cost of sales	9,959	5,464

Operating expenses:

Research and development	19,089	15,609

Selling, general and administrative	36,652	29,781

Total operating expenses	55,741	45,390

Operating income (loss)	15,567	(5,213)

Other income (expense):

Investment income	303	767

Interest expense	(333)	(596)

Foreign currency gain (loss)	(393)	703

	(423)	874

Income tax provision (benefit)	638	(90)

Net income (loss)	$14,506	$(4,249)

Net income (loss) per share
basic	$0.18	$(0.06)

diluted	$0.16	$(0.06)

Shares used in computing net income (loss) per common share
basic	81,698	75,028

diluted	90,645	75,028

Consolidated Balance Sheet Data:	As of
	March 31, 2009	December 31, 2008
Cash, cash equivalents and marketable securities (a)	$140,809	$139,711
Total assets	488,794	477,551
Total stockholders’ equity	274,711	247,001

(a)	Amount includes restricted cash of $1,770 and $1,699 at March 31, 2009 and December 31, 2008, respectively.

ALEXION PHARMACEUTICALS, INC.

Selected Financial Data

(Unaudited)

(Amounts in thousands, except per share amounts)

Non-GAAP financial information is adjusted to exclude the impact of share-based compensation expense. The following table represents a reconciliation of GAAP to non-GAAP financial information for the three months ended March 31, 2009 and 2008:

	Reported GAAP Amounts	Share-Based Compensation Adjustment	Non-GAAP Excluding Share-Based Compensation
Three Months Ended March 31, 2009
Research and development	$19,089	$(2,238)	$16,851
Selling, general and administrative	36,652	(5,688)	30,964
Operating expense	55,741	(7,926)	47,815
Net income	14,506	7,926	22,432

Net income per share
basic	$0.18	$0.10	$0.27
diluted	$0.16	$0.09	$0.25

Shares used in computing earnings per share
basic	81,698		81,698
diluted	90,645		91,910

Three Months Ended March 31, 2008
Research and development	$15,609	$(1,625)	$13,984
Selling, general and administrative	29,781	(4,260)	25,521
Operating expenses	45,390	(5,885)	39,505
Net income (loss)	(4,249)	5,885	1,636

Basic and diluted net income (loss) per share	$(0.06)	$0.08	$0.02

Shares used in computing basic and diluted earnings per share	75,028		78,162

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